Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement of Bio-Reference Laboratories, Inc. on Form S-8 (File No. 333-111578) of our report dated December 17, 2004 on our audit of the consolidated financial statements of Bio-Reference Laboratories, Inc. and its subsidiary as of October 31, 2004 and 2003 and for the three fiscal years then ended, which report is included in Bio-Reference Laboratories, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2004.

/S/ MOORE STEPHENS, P.C.
MOORE STEPHENS, P.C.
Certified Public Accountants

Cranford, New Jersey

March 3, 2005